UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 18, 2008

Javelin Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-31114	88-0471759

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 CambridgePark Drive, Cambridge Massachusetts	02140

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (617) 349-4500

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On February 18, 2008, the Board of Directors (the “Board”) of Javelin Pharmaceuticals, Inc. (the “Company”) increased the number of directors serving on the Board from seven members to eight members. The Board, acting on the recommendation of the Company’s Corporate Governance and Nominating Committee, appointed Mr. Peter D. Kiernan, III, as a Class III Director of the Company to fill the vacancy created by the increase in the number of directors. Mr. Kiernan was not appointed to any Board Committees. Mr. Kiernan was qualified by the Board as an independent director.
     In accordance with the Company’s 2005 Omnibus Stock Incentive Plan, non-employee directors receive an initial grant of options to purchase 50,000 shares of common stock of the Company upon joining the Board. In connection with his appointment to the Board, on February 19, 2008 Mr. Kiernan was granted an initial option to purchase 50,000 shares, vesting one year from the date of grant, and exercisable at a price of $3.04 per share, the closing price on February 19, 2008.
     Mr. Kiernan is not related to nor does he have any relationship with any existing member of our Board or executive officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVELIN PHARMACEUTICALS, INC.
By:	/s/ Daniel B. Carr
	Name:	Daniel B. Carr, M.D.
	Title:	Chief Executive Officer

Dated: February 21, 2008

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